EARN IN/OPTION AGREEMENT

THIS AGREEMENT is dated September __________, 2006 (the “Effective Date”)

AMONG:

DynaResource de Mexico, S.A. de C.V., a corporation duly incorporated under the laws of Mexico

(“DynaMexico”)

AND:

DynaResource, Inc., a Delaware corporation

(“DynaUSA”)

AND:

Goldgroup Resources Inc., a British Columbia corporation

(“Goldgroup”)

WHEREAS:

(A)
DynaMexico is the owner of certain mining concessions, equipment, mill, camp facilities, permits, rights and related assets comprising the San José de Gracia Property, located in the State of Sinaloa, Mexico (the “Existing Property”) as set forth in the legal opinion issued by Urias Romero y Associados, S. C. dated July 13, 2006  attached hereto as Schedule A (the “Title Opinion”);

(B)
An additional mining concession (the “Additional Mining Concession”) in the Area of Interest surrounding the Existing Property has been applied for and claimed by Goldgroup on behalf of DynaMexico .  The Additional Mining Concession are more particularly described in Schedule B hereto.  Goldgroup has agreed to cause the transfer of these Additional Mining Concession to DynaMexico forthwith upon execution of this Agreement.  The Additional Mining Concession together with the Existing Property and all associated rights and assets located in the Township of San Jose de Gracia, Municipality of Sinaloa de Leyva, Sinaloa are referred to collectively in this Agreement as the “SJG Property”;

(C)
DynaMexico has agreed to grant an exclusive right and option (the “Option”) to Goldgroup to earn up to a 50% equity interest in DynaMexico in four phases and as set forth below such ownership interest in DynaMexico may be converted to ownership interest in DynaUSA with the stock certificates in either DynaMexco or DynaUSA earned by, issued to and held by Goldgroup being referred to herein as the “Shares”; and

(D)	The parties wish to cooperate in the exploration and development of the SJG Property , on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

                                                                                                                                                                                                             ARTICLE 1

OPTION TO EARN AN INTEREST IN DYNAMEXICO

1.1
DynaMexico hereby grants Goldgroup the sole and exclusive right and option (the “Option”) to earn up to a 50% equity interest in the form of common shares of  DynaMexico in accordance with the terms, provisions and conditions set forth below.

1.2
The Option shall be exercised in four phases (each a “Phase” and together, the “Phases”) by Goldgroup timely funding the amounts set forth in the chart below through DynaMexico for Expenditures (defined below) on the SJG Property as follows:

Phase	On or before	Amount of Funds to be deposited into the Segregated Account (For Expenditures)	Interest Earned by Goldgroup in DynaMexico	Cumulative Interest earned by Goldgroup in DynaMexico
1.	June 15, 2007	$1,000,000	0%	0%
2.	March 15, 2008	$2,000,000	15%	15%
3.	September 15, 2009	$3,000,000	10%	25%
4.	March 15, 2011	$12,000,000	25%	50%

1.3
In the event that Goldgroup funds, in any of the above Phases, less than the specified sum, it may pay to DynaMexico the difference between the amount it actually funded and the specified sum (the “Shortfall”) before the expiry of that Phase in full satisfaction of the Expenditures to be funded, provided that the Shortfall shall not exceed 25% of the total amount to be funded in any given Phase that a Shortfall exists.  In the event that Goldgroup funds, in any Phase, more than the specified sum, the excess shall be carried forward and credited to the funding in the next succeeding Phase.

1.4
“Expenditures” means the sum of all costs of maintenance and operation of the SJG Property (including without limitation all maintenance of concessions and rights/interests in the SJG Property), all expenditures on the exploration and development of the SJG Property, and all other costs and expenses of whatsoever kind or nature, including without limitation the Ejido agreement, those of a capital nature, incurred or chargeable with respect to the exploration of the SJG Property, and the placing of the SJG Property into commercial production.

1.5
Within 30 days of  the execution of this Agreement, DynaMexico shall cause and do such acts as necessary to approve and issue and deliver to the Escrow Agent (defined below) three (3) share certificates in the name of Goldgroup each representing the percentage of the Shares to be earned by Goldgroup in DynaMexico upon completion of Phases 2, 3 and 4 set forth above.  Goldgroup will have no rights whatsoever in and to the Shares, including the right to vote the Shares, unless and until such time and under such conditions as all the terms of Goldgroup’s funding requirements have been timely complied with and the Escrow Agent has released the Shares from Escrow in accordance with the escrow agreement (the “Escrow Agreement”)  attached as Schedule D hereto. The Escrow Agent shall hold such share certificates in escrow and release and deliver them to Goldgroup only in accordance with the Escrow Agreement.

1.6	Goldgroup may from time to time accelerate its completion of a Phase or combine Phases by depositing the full funding requirements in the Segregated Account for the next Phase or Phases.

ARTICLE 2

TERMINATION OF OPTION/ NON EARN IN

2.1           Notwithstanding anything set forth in Article I above, if Goldgroup does not elect to exercise its option to timely and fully fund any Phase in accordance with the funding schedule set forth above, then, (i) Goldgroup shall not earn the interest applicable to any Phase not timely funded; and (ii) the right of Goldgroup to fund any subsequent Phases and acquire additional shares of DynaMexico shall cease and the rights and interests of Goldgroup under the terms and  provisions of this Agreement, subject to the conversion rights of Goldgroup pursuant to Article 2.4, shall automatically terminate and shall  thereupon be of no further force or effect.

2.2           This Agreement may be terminated by Goldgroup with 60 days written notice to DynaMexico.

2.3           If this Agreement terminates, for any reason, Goldgroup shall provide for a reasonable and orderly transfer of the management of the day to day operations of the SJG Property to DynaMexico and Goldgroup shall leave the SJG Property including all concessions in good standing for at least 12 months following the termination. Goldgroup shall also deliver, at no cost to DynaMexico, upon termination of the Agreement, all documents of any nature relating to the SJG Property, including, without limitation all drill core, reports, maps, assay results and other technical, exploration, operational or mining data obtained during the existence of the Agreement.

2.4           If this Agreement terminates pursuant to Article 2.1 or Article 2.2, then any ownership interests then held by Goldgroup in DynaMexico immediately prior to such termination shall be converted to like percentage in DynaUSA such that Goldgroup shall no longer own any interest or shares in DynaMexico but will then own the same percentage in DynaUSA.  For example, if by September 15, 2009, Goldgroup has completed Phase 1 and 2 and has been issued 15% of the issued and outstanding shares of DynaMexico, Goldgroup does not make the Phase 3 funding ($3,000,000) by September 15, 2009, then (i) Goldgroup’s rights and interests in this Agreement shall terminate and it shall have no further right to earn any additional interest in DynaMexico; and (ii) Goldgroup’s 15% ownership interest in DynaMexico shall be converted to a 15% interest in DynaUSA and the parties hereto agree to authorize and perform such acts and actions to accomplish such conversion (e.g. Goldgroup relinquishing such share certificate representing its 15% ownership and cancel of same and DynaUSA issuing such new common shares of DynaUSA to Goldgroup representing a 15% ownership interest in DynaUSA.

2.5           Possible Dilutions; Goldgroup Options to Maintain Percentage of Ownership.  The Parties acknowledge and agree that once Goldgroup has converted its ownership in DynaMexico to ownership in DynaUSA and is issued the corresponding number of shares of DynaUSA's Common Stock, Goldgroup will have the option (the "Dilution Option") to maintain Goldgroup's then existing ownership percentage of DynaUSA, in the event of the dilution of Goldgroup's ownership interest in DynaUSA.  Dilution of Goldgroup's interest may occur through either:  (i) exercise of any of the outstanding stock options; or (ii) a decision by DynaUSA's Board to issue additional Common Stock or otherwise effect a dilution of Goldgroup's ownership interest (collectively, a "Dilution Event").  Upon the occurrence of a Dilution Event, Goldgroup shall have the right to maintain its percentage ownership in DynaUSA, on terms equal to the terms of any transaction(s) which led to the Dilution Event. Goldgroup's right to maintain its ownership percentage will be granted through the Dilution Option, as follows:

If a Dilution Event occurs then DynaUSA shall provide Goldgroup written notice and Goldgroup shall:  (i) have the option to purchase such Common Stock as necessary to maintain the percentage ownership interest it would have held had the Dilution Event not occurred at a price equal to the price that caused the Dilution Event (the "Dilution Price"); and (ii) shall have thirty (30) days to deliver to DynaUSA the Dilution Price, in certified funds.  Within five (5) business days of DynaUSA receiving written notice of such delivery, DynaUSA shall cause to be issued and delivered to Goldgroup one (1) or more certificates representing the number of shares of Common Stock to be issued to Goldgroup as a result of the exercise of such Dilution Option.

By way of example only, if Goldgroup owns fifteen percent (15%) of DynaUSA's outstanding Common Stock, and 500,000 of Stock Options (with a strike price of $2.50 and termination date of November 15, 2007) are exercised, then Goldgroup shall have the right, as set forth above, to purchase such shares of the Common Stock for $2.50 per share (the Dilution Price) to maintain its fifteen percent (15%) interest and shall pay the Dilution Price to DynaUSA.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GOLDGROUP

Goldgroup represents and warrants to DynaMexico and DynaUSA that, as of the Effective Date and at the completion of each Phase, as follows:

(a)
Goldgroup is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Goldgroup has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into an perform this Agreement have been properly taken;

(c)	Goldgroup will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)	Goldgroup is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the permitting or implementation of operations under this Agreement;

(e)	this Agreement has been duly executed and delivered by Goldgroup and is valid and binding upon it in accordance with its terms;

(f)	Ability to Evaluate Risks of Investment. Goldgroup has such knowledge and experience in financial and business matters that Goldgroup is capable of evaluating the merits and risks of an investment in DynaMexico.  Goldgroup represents that by reason of Goldgroup's business and financial experience and the business and financial experience of those persons, if any, Goldgroup has retained to advise Goldgroup with respect to Goldgroup's investment in DynaMexico, Goldgroup has acquired the capacity to protect Goldgroup's own interest in investments of this nature.  In reaching the conclusion that Goldgroup desires to acquire the Shares, Goldgroup has carefully evaluated Goldgroup's financial resources and investment position and the risks associated with this investment (including without limitation the loss of its investment) and acknowledges that Goldgroup is able to bear the economic risks of the investment and voluntarily assumes such risks

(g)
Financial Condition of Goldgroup.  Goldgroup has a financial condition such that Goldgroup has adequate means of providing for contingencies, and Goldgroup has no need, and anticipates no need in the foreseeable future, to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking or indebtedness.  Goldgroup is able to bear the economic risk of an investment in the Shares, and, consequently, without limiting the generality of the foregoing, Goldgroup is able to hold the Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of part or all of Goldgroup's investment if such loss should occur;

(h)
Purchase for Investment.  The Shares (whether in DynaMexico or DynaUSA )are being acquired by Goldgroup for investment purposes only, for Goldgroup's own account, and not with a view toward resale or other distribution thereof, and Goldgroup is not participating, directly or indirectly, in any underwriting or other such undertaking in connection therewith.  The Shares will not be sold or transferred by Goldgroup in violation of the Securities Act or any state, federal or Mexican securities law.  Goldgroup has no present or contemplated agreement or commitment providing for or which is likely to compel the disposition of the Shares.  Goldgroup represents and warrants that Goldgroup is not acquiring the Shares as nominee, trustee, agent or representative for any other person.

(i)
Access to Information and Counsel.  Goldgroup acknowledges that DynaUSA and DynaMexico have made available every document in its possession and that neither DynaMexico nor DynaUSA have denied Goldgroup access to any documents or information requested by Goldgroup.  Goldgroup has received copies of, read, understood and is familiar with DynaUSA and  DynaMexico's (i) articles of incorporation, as amended (ii) bylaws, (iii) the minute book and corporate records, (iv) business plan, (v) the Financial Statements  (vi) the Title Opinions, and (vii) reserve and engineering reports.  In deciding to acquire the Shares, Goldgroup has been represented, or has had the opportunity to be represented, by such legal and tax counsel and others, each of whom has been personally selected by Goldgroup, and such representation has included an examination of all documents deemed necessary or advisable by Goldgroup, including the documents enumerated above in this paragraph, and an analysis of all tax, financial, corporate and securities law aspects that Goldgroup or Goldgroup's advisers deemed pertinent.  Goldgroup makes and enters into this Agreement with full knowledge and understanding of the information and the terms and conditions contained herein and is relying on Goldgroup's own due diligence and investigation in entering into this Agreement and the express representations and warranties of DynaMexico and DynaUSA, herein.

(j)
Goldgroup has had access during the course of the transaction and prior to the purchase of the Shares to such information relating to DynaMexico and its subsidiaries as Goldgroup has desired, and has been given the opportunity to (1) visit the offices of DynaMexico and examine all books and records, (2) ask questions of, and receive answers from, DynaMexico and its officers, directors and representatives concerning DynaMexico and the terms and conditions of the sale of the Shares, and (3) obtain any additional information about the business and financial condition of DynaMexico which is necessary to verify the accuracy of the information contained in this Agreement and which DynaMexico possesses or can reasonably obtain without the expenditure of undue time or expense, which additional information has been timely and satisfactorily received.  In making the decision to purchase the Shares and to become a shareholder of DynaMexico, Goldgroup has relied upon Goldgroup's review of the above enumerated documents and related information, independent investigations made by Goldgroup and the advice of Goldgroup's advisers and the express representations and warranties of DynaMexico and DynaUSA herein.

(k)
Restrictions on Marketability of Shares.  Goldgroup is aware that the Shares have not been registered under the Securities Act or any other securities law, that the law may require the Shares to be held indefinitely unless they are subsequently registered or an exemption from such registration is available and that neither DynaMexico nor DynaUSA are  under any obligation to register the Shares under the Securities Act or any applicable state, federal or Mexican securities law.

(l)
Restrictions on Transfer of Shares.  Goldgroup acknowledges that Goldgroup will not sell, pledge or otherwise dispose of any of the Shares otherwise than in strict accordance with the law and with this Agreement. In addition, Goldgroup acknowledges that Goldgroup will not sell, pledge or otherwise dispose of any of such Goldgroup's Shares without first complying with the right of first refusal provisions set forth below.

(m)
No Fairness Determination.  Goldgroup understands that neither the SEC nor the securities administrator of any state or Mexico has made any finding or determination relating to the fairness of an investment in the Shares, and that neither the SEC nor an administrator of any state has recommended or endorsed the Shares being acquired by Goldgroup.

(n)
No Other Representations.  Goldgroup further acknowledges that, except as expressly set forth herein, no representations or warranties have been made to Goldgroup, or to Goldgroup's purchaser representative (if any), by DynaUSA or DynaMexico or by any person acting on behalf of DynaMexico with respect to the transactions contemplated herein, including without limitation the proposed business and profitability of DynaMexico, the financial condition of DynaMexico, and/or the economic, tax or other aspects or consequences resulting from the acquiring  of any Shares.

(o)
Legends on Certificates.  Goldgroup agrees that the certificates evidencing its ownership of the Shares shall be stamped or otherwise imprinted with a conspicuous restrictive legend to restrict the sale and transfer in accordance with this Agreement and the constating documents of DynaMexico or DynaUSA, as the case may be.

(p)	Regulation S Representations (in relation to DynaUSA Shares).

The following representations and warranties are made by Goldgroup upon conversion of its Shares under Article 2.4 and relate only to its acquisition of Shares thereunder:

A.           Goldgroup is not a U.S. Person (as such terms is defined in Regulation S ("Regulation S") promulgated under the Securities Act) and is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person.

B.           Goldgroup is outside the United States when receiving the shares in connection with any conversion rights.

               C.           Goldgroup understands and agrees that none of the Shares have been or will, except as set forth in this Agreement, be registered under the Securities Act, or under any state securities or "blue sky" laws of any states of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the Law, including provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state and federal securities laws.

D.           Goldgroup understands and agrees that offers and sales of any of the Shares prior to the expiration of a period of one (1) year after the date of original issuance of the Shares (the one (1)-year period hereinafter referred to as the "Distribution Compliance Period") shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and federal securities laws.

E.           Goldgroup acknowledges that it has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares; provided, however, that Goldgroup may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the Securities Act and any applicable state or federal securities laws or under an exemption from such registration requirements and as otherwise provided herein.

F.           Goldgroup understands and agrees not to engage in any hedging transactions involving any of the Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state, federal or Mexican securities laws and all Parties hereto agree, in writing, prior thereto.

G.           Goldgroup understands and agrees that DynaUSA will refuse to register any transfer of the Shares not made in accordance with the provisions of applicable state and federal securities laws, including Regulation S, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

(q)
Arbitrary Valuation of Shares.  Goldgroup acknowledges that (i) the price at which the Shares are being acquired to Goldgroup hereunder was determined by negotiations between DynaMexico, DynaUSA and Goldgroup and bears no direct relationship to the assets, book values, earnings or net worth of DynaMexico or DynaUSA, (ii) no independent appraisal has been prepared by or on behalf of DynaMexico or DynaUSA evaluating the Shares being sold hereunder or the net worth of DynaMexico or DynaUSA, and DynaMexico and DynaUSA do not intend to obtain any such appraisal, (iii) the option price for the Shares being acquired hereunder should not be considered an indication of the actual value of DynaMexico or DynaUSA, and (iv) no assurance is given that such Shares, if transferable by DynaMexico or DynaUSA or Goldgroup, could be sold for the purchase price of the Shares.

                                                                                                                                                                               ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF DYNAMEXICO AND DYNAUSA

DynaMexico and DynaUSA jointly and severally represent and warrant to Goldgroup that, as of the Effective Date of this Agreement,

(a)
Each is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)
Each has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into an perform this Agreement have been properly taken or will be taken;

(c)	They will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)
Except as otherwise disclosed to Goldgroup and to the best knowledge of both, they, individually or together, are not subject to any known governmental order, judgment, decree, debarment, sanction or laws that would preclude the permitting or implementation of operations under this Agreement;

(e)	This Agreement has been duly executed and delivered by each of them and is valid and binding upon each of them in accordance with its terms;

(f)
DynaMexico's current authorized capital consists of an unlimited shares of common stock, 500 pesos par value per share, of which there are 100 shares issued and outstanding.  When released  from the Escrow Agent to Goldgroup, the Shares will be duly authorized and validly issued, fully paid, and non-assessable.  DynaMexico does not have any other outstanding options, warrants, or exchangeable or convertible securities;

(g)
DynaUSA’s audited consolidated financial statements for the years ended 2004 and 2005, and interim statements for the period June 30,2006 and for the 6 months ended June 30,2006 (together, the "Financial Statements") are attached hereto and incorporated herein as Schedule E.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly DynaUSA’s financial condition as of such dates and DynaUSA’s results of operations and cash flow for such periods and are correct, complete and consistent with DynaUSA’s books and records;

(h)
To their knowledge, the Title Opinion is true and correct in all material respects, and, to their knowledge, except as stated  in the Title Opinion, the Existing Property are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date thereof and until the dates set out in the Title Opinion.

(i)	DynaMexico owns the Existing Property as stated in the Title Opinion and has not transferred or conveyed or encumbered the Existing Property;

(j)           To the knowledge of DynaUSA and DynaMexico, DynaMexico has complied with all known laws, regulations and orders properly applicable to its business and affairs and, except as otherwise disclosed or made available to Goldgroup in connection with its due diligence, DynaMexico has not received written notice that the present or past uses by DynaMexico of its properties and the conduct by DynaMexico of its business violate any known laws, regulations or orders.

(k)
Except as disclosed to Goldgroup in connection with its due diligence, DynaMexico has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any known laws;

(l)
Except as otherwise disclosed to Goldgroup in connection with its due diligence, there is no action or proceeding pending or, to the knowledge of DynaMexico or DynaUSA, threatened against DynaMexico or any of the Existing Property before any governmental authority commission; and except as otherwise disclosed to Goldgroup in connection with its due diligence, no such proceeding is pending or, to the knowledge of DynaMexico or DynaUSA, threatened, in arbitration or before any administrative agency and DynaMexico is not subject to any judgments, writs, injunctions or orders by any governmental authority;

(m)
The books and records of DynaMexico and its subsidiaries, including but not limited to its stock and minute books, are complete and correct and have been maintained in accordance with good business practices and contain a true record of meetings or proceedings of its board of directors and shareholders;

(n)
To DynaMexico's knowledge, all tax returns and reports of DynaMexico required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges due or reasonably anticipated to become due in respect of DynaMexico, or any assets, income or franchises of DynaMexico, that if not paid could have a material adverse effect on DynaMexico or the subsidiaries, have been duly paid or have been adequately provided for on the books of DynaMexico.

(o)
Goldgroup has had full and complete access to all documents, reports or other written information pertaining to DynaUSA, DynaMexico and the Existing Property and the documents are originals or true and correct copies of the originals and do not contain any intentional material misstatement of fact or intentionally omit to state a material fact necessary to make the statements contained therein not materially misleading.  The opinions, estimates, forecasts and projections in the application and the assumptions on which they were based were given in good faith.  There are no documents known to DynaMexico or DynaUSA that have not been made available to Goldgroup, the existence of which could have a material adverse effect.

(p)	DynaMexico has no outstanding loans;

(q)
Except as otherwise disclosed to Goldgroup in connection with its due diligence, DynaMexico is not knowingly in material breach or default of any term or condition of, and is not subject to any challenge to or threatened termination of, any license or permit;

(r)
Except as otherwise disclosed to Goldgroup in connection with its due diligence and to DynaMexico's and DynaUSA’s knowledge, DynaMexico  has been operating in accordance with applicable environmental laws.  To DynaMexico's knowledge, and except as disclosed to Goldgroup in connection with its due diligence, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute, individually or together, a material violation of or give rise to material liability under any applicable environmental laws.

ARTICLE 5

FURTHER ASSURANCES

5.1           Further Action.  If any time any further action is reasonably necessary or desirable to carry out this Agreement's purposes and effectuate its terms, each party will take such reasonable further action (including executing and delivering any further instruments and documents, obtaining any permits and consents and providing any reasonably requested information) as any other party may reasonably request, all at the requesting party's sole cost and expense.

ARTICLE 6

INDEMNIFICATION

6.1           Survival of Representations, Warranties and Covenants.  The representations and warranties set forth above shall survive the execution and delivery of any documents or certificates representing the Shares, and termination of this Agreement, for 1 year.  For a representation and warranty made to a party’s “knowledge”, the term “knowledge” shall mean actual knowledge on the part of K.D. Diepholz and Charles Smith for DynaUSA and DynaMexico and Keith Piggott and Tom Lamb on the part of Goldgroup.

6.2           Indemnification Provisions for Goldgroup's Benefit.  For purposes of this Article 6, “Damages” shall mean all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies and expenses, whether to person or  property, including without limitation accident, injury or death and all reasonable fees and expenses of attorneys. Subject to the terms and conditions of this Article 5, DynaMexico and DynaUSA will jointly and severally indemnify and hold Goldgroup and its affiliates, and their respective officers, directors, and managers, harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to (a) any breach of any representation or warranty DynaMexico or DynaUSA has made in this Agreement, or (b) any breach, violation or default by DynaMexico or DynaUSA of any covenant, agreement or obligation of DynaMexico or DynaUSA in this Agreement.

6.3           Indemnification Provisions for DynaMexico's Benefit.  Subject to the terms and conditions of this Article 6, Goldgroup will indemnify and hold DynaMexico and DynaUSA and their affiliates, and their respective officers, directors, agents, representatives and managers harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to any of the following:  (a) any breach of any representation or warranty Goldgroup has made in this Agreement; b) any breach, violation or default by Goldgroup of any covenant, agreement or obligation of Goldgroup in this Agreement; (c) the activities or operations of Goldgroup, Goldgroup’s related or affiliated entities and each of their officers, directors, employees, agents, representatives, vendors, contractors, suppliers, workers, invitees, or other personnel, in on or around the SJG Property; or (d) violation of  any laws.

6.4.  Survival.  The indemnification obligations of the Article 6 shall survive closing of the transactions contemplated hereby and/or termination of the Agreement.

ARTICLE 7

GOVERNANCE PROVISIONS

7.1           Segregated Funds.  DynaMexico shall open a separate bank account (the “Segregated Account”) into which Goldgroup will make the fundings set forth in Article 1 and through which Goldgroup will fund Expenditures of DynaMexico.  Goldgroup shall be the signatory of the Segregated Account and may not be changed without the the approval of DynaUSA and Goldgroup.

7.2           Additional Mining Concession.  Goldgroup covenants to forthwith upon execution of this Agreement cause the transfer of the Additional Mining Concession to DynaMexico.

7.3           DynaMexico’s Board of Directors.  As soon as practicable after execution of this Agreement, , DynaUSA shall cause DynaMexico’s board of directors to consist of three directors, two nominated by DynaUSA and one nominated by Goldgroup, unless and until Goldgroup timely completes Phase 4 of the Option, at which time the size of the board of directors shall be increased to five and DynaUSA and Goldgroup shall each appoint two directors and agree on a fifth member to be appointed.

7.4           Certain Resignations or Removals.  DynaMexico and Goldgroup each covenant and agree to take all necessary actions to ensure that a director shall immediately resign from the board if the board may so decide to request the resignation or removal of the director so designated and elected, with cause.  If such director fails to resign from the board, the board shall be entitled to either remove such director by written consent or to call a special meeting of stockholders for the purpose of removing such director from the board and the parties covenant and agree to take all necessary actions to recommend that the stockholders vote all of their shares entitled to vote at such meeting in favor of the removal of such director.  A director designated by Goldgroup may not be removed under this Article 7.4as long as such director is also a director of Goldgroup.

7.5           Filling Vacancies.  In the event of a director's resignation, death, removal or disqualification, other than the removal of a director as provided above, the party who had the right to nominate such director shall promptly nominate a new director and, after written notice of the nomination has been given by such party to each of the parties hereto, the board shall appoint such director, or, if required by applicable law or DynaMexico's constating documents, DynaUSA and Goldgroup covenant and agree to take all necessary actions to cause such nominee to be appointed to the board, if necessary.

7.6           No Liability for Election of Directors.  Neither DynaMexico, DynaUSA, Goldgroup, nor any officer, director, shareholder, partner, member, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the board by virtue of such party's execution of this Agreement or by the act of such party in voting for such designee pursuant to this Agreement.

7.7           No Conflict/Area of Interest.  The parties hereto agree that the SJG Property  (including, without limitation, the concessions and properties identified in the Title Opinion and the Additional Mining Concession transferred to DynaMexico by Goldgroup), is to be the focus and beneficiary of the terms and provisions of this Agreement and that DynaMexico is and shall be a single-purpose entity, namely to explore, develop, operate and mine the minerals. DynaMexico shall be the owner of all concessions making up the SJG Property  and Goldgroup, DynaMexico and DynaUSA covenant and agree to take all necessary actions to ensure:  (i) that DynaMexico maintains good and marketable title to the SJG Property; and (ii) that DynaMexico shall have and maintain all right, title and interest to any Additional Mining Concession or any other mining rights within twenty (20) kilometers of the outlying boundries of the SJG Property (the "Area of Interests").  It is the express intent of the parties hereto that any interest in any lands, mines, minerals or concessions within the Area of Interests shall belong to and be held exclusively for DynaMexico and be subject to the terms and provisions of this Agreement.  It shall be a material breach of this Agreement for any party, or any officer, director, shareholder, partner, member, agent, employee, representative of attorney of such party to act contrary to this Section 7.7.

7.8           Limitations.  Until Goldgroup completes Phase 4 of the Option or fails to complete a phase before the specified date or this Agreement terminates, DynaMexico may not, and DynaMexico, DynaUSA and Goldgroup covenant and agree to take all necessary actions to ensure that DynaMexico does not, without prior written unanimous agreement:

(i)
directly or indirectly sell, lease, dispose of, pledge or encumber, or cause or permit an affiliate to directly or indirectly sell, lease, dispose of, pledge or encumber, all or parts of the SJG Property ;

(ii)	incorporate a subsidiary;
(iii)	amend its constating documents;
(iv)	engage in any business or incur any material liability which does not relate to keeping DynaMexico in good and proper standing;
(v)	incur debt outside of the ordinary course of business;
(vi)	pay dividends or distributions;

7.9           Management.  A committee (the “Management Committee”) shall oversee the Expenditures and shall be comprised of 3 persons, one designated by DynaUSA  and two designated by Goldgroup .  The Board of DynaMexico shall oversee the keeping of DynaMexicoin good standing and proper working order, and the Management Committee shall oversee the Expenditures and matters not related to keeping DynaMexico in good standing and proper working order. All Expenditures shall be expended in accordance with a budget approved by the Management Committee prior to such expenditure.

7.10           Right of First Refusal.  In the event Goldgroup receives a bona fide offer for the purchase or other acquisition of all or a portion of the Shares or if DynaMexico receives a bona fide offer for the purchase or other acquisition of all or a portion of the shares of DynaMexico,  and if such party (the "Offering Shareholder") desires to accept such offer, subject at all times to this Agreement and compliance with and satisfaction of applicable securities laws and related requirements, the Offering Shareholder shall first give written notice (the "Notice") by certified mail, return receipt requested to the Chairman of the Board of DynaUSA  or Goldgroup, as the case may be (the “Offeree Shareholder”), at the home office of the Offeree Shareholder, setting forth the name of the proposed transferee, the number of shares to be transferred, the proposed amount and form of consideration and the terms and conditions of payment offered by such proposed transferee and all other terms and conditions of the proposed transfer.  Any change of prospective transferee, or of the price, number of shares or other terms of the proposed sale or other transfer shall require a new Notice, and the time periods set forth herein shall begin to run from the time such new Notice is given.  The shares which are the subject of the proposed sale or other transfer are hereinafter referred to as the "Offered Shares."  Upon the giving of the Notice, the Offeree Shareholder shall have the rights with respect to the Offered Shares set forth below.

A.           Offeree Shareholder Option.  On receipt of the Notice with respect to such offer, the Offeree Shareholder shall have the exclusive right and option, but not the obligation (the "ROFR Option"), exercisable at any time during a period of fifteen (15) days from its receipt of the Notice to purchase all, but not less than all, of the Offered Shares at the same price and on the same terms and conditions of the offer as set out in the Notice.  If the Offeree

Shareholder elects to exercise its ROFR Option, it shall so notify the Offering Shareholder in writing prior to the expiration of the fifteen (15)-day period stated above, and the sale and purchase of the Offered Shares shall be closed within fifteen (15) days thereafter.

B.           Sale to Prospective Transferee.  If the Offeree Shareholder does not elect to purchase all of the Offered Shares, subject to compliance with applicable securities laws, the Offering Shareholder may transfer all of the Offered Shares to the prospective transferee during the fifteen (15) day period following receipt of written notice by the Offering Shareholder that the Offeree Shareholder does not desire to purchase the Offered Shares, provided however, that the shares in the hands of the prospective transferee shall remain subject to the provisions of this Agreement; and provided further, that under no circumstances shall any such sale or other disposition of any shares subject hereto be valid and effective until such prospective transferee shall comply with and satisfy the provisions applicable securities laws, including applicable exemptions there from, if any, and the prospective transferee, if any, shall signify such party's consent (in writing) to be bound by the terms of this Agreement and otherwise satisfying other reasonable requirements of the Offeree Shareholder with respect thereto.

ARTICLE 8

MISCELLANEOUS

8.1           Entire Agreement.  This Agreement together with the schedules, exhibits, annexes or other attachments hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations.

8.2           Assignment; Binding Effect.  No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that Goldgroup may assign this Agreement to an affiliate of Goldgroup which has common ownership and control, with prior written notice to DynaMexico.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

8.3           Notices.  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any party may give in a notice given in accordance with the provisions hereof).  All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery or (iv) if sent by facsimile, upon the transmitter's confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient's time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

                8.4           Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.5           Governing Law/Jurisdiction.  Subject to the applicability of Mexican law in respect to the shares of DynaMexico and the acquisition thereof, the venue and jurisdiction for any dispute related to this Agreement shall be in Denver, Colorado.

8.6.           Announcement.  Except as required by law or regulation, no public announcements may be made with respect to this Agreement or the transactions contemplated hereby, without the prior written approval of the other party, which shall not be unreasonably withheld, delayed or conditioned.  Prior to making or issuing any press release concerning SJG, a party will notify and consult the other parties as to the content and timing of the press release, and obtain the other parties written approval.

8.7           Amendment; Extensions; Waivers.  No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the party granting same.  Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

8.8           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any party or to any circumstance, is determined not to be enforceable in accordance with its terms, the parties agree that the authority making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

8.9           Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.10           Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts (and may be delivered by fax transmission), each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

8.11           Construction.  This Agreement has been freely and fairly negotiated among the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated there under, unless the context requires otherwise.  The words "include," "includes," and "including" will be deemed to be followed by "without limitation."  The word "person" includes individuals, entities and governmental bodies.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.12           Schedules.  The Schedules attached hereto form part of this Agreement.

8.13           Confidentiality. Each of the parties agree to treat this Agreement and all terms and conditions hereof, and all data, reports, records, and other information, coming into its possession or that of any of its affiliates or agents by virtue hereof, as confidential except if disclosure is required by applicable law or by any government agency, or if the information is already in the public domain.  Such confidential information shall not be otherwise disclosed to any person without the prior written consent of each other party, which written consent shall not be unreasonably withheld.

8.14           Relationship of the Parties. The rights, privileges, duties, obligations and liabilities, as between the parties shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or, subject as herein specifically provided, a trust of any kind or as imposing upon the parties any partnership duty, obligation or liability, including, without limitation, any fiduciary duty or obligation.  No party is liable for the acts, covenants and agreements of any other party.

8.15           Force Majeure.  The affected party shall promptly notify the other party in writing should any "Force Majeure," as hereafter defined, occur that will materially delay the performance of such affected party's obligations under this Agreement.  A party’s failure or inability to effect timely performance of any obligation required of it under this Agreement, if caused by Force Majeure, shall not constitute a breach or default hereunder or grounds for any liability to the other; provided however, that the party so affected shall promptly notify the other party in writing when such Force Majeure circumstance commences and, again, when it has ceased to affect its ability to perform its obligations hereunder.  As used herein, the term "Force Majeure" shall mean and include any act of God, nature or the public enemy, explosion, accident not caused by the affected party, operation malfunction or interruption to the extent it could not have been avoided by good industry practice, fire, storm, earthquake, flood, drought, perils of the sea, strikes, lockouts, labor disputes, riots, sabotage, embargo or war (whether or not declared).

8.16           Dispute Resolution.

All questions or matters in dispute under this Agreement shall be submitted first to mediation and then if no resolution to binding arbitration pursuant to the terms hereof.

(a)      Any dispute shall first be submitted to a mediator, selected  by the parties, by agreement at a neutral location, agreed to by the parties.  All costs of the mediation shall be borne equally by the parties to the dispute.

(a)           It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days’ prior notice of its intention to do so to the other party, together with particulars of the matter in dispute.  On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (b).

(b)           The party desiring arbitration shall refer the dispute to binding arbitration in Denver, Colorado under the Rules of American Arbitration Association (“AAA”) by a single arbitrator selected by the parties.  If the parties cannot agree, an arbitrator from the Denver area shall be selected by the AAA office in Denver.  The arbitrator’s decision shall be final, binding and non-appealable and may be enforced in any court.  The parties shall each pay a pro rata share of the arbitrator’s and AAA’s charges for the arbitration.  The arbitrator may, in his or her sole discretion, award attorney fees and out-of-pocket expenses to that party which the arbitrator, in its sole discretion, determines is the prevailing party.

 (SIGNATURE PAGE FOLLOWS ON NEXT PAGE)

           IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the date ("Effective Date") stated in the introductory paragraph of this Agreement.

GOLDGROUP:	GOLDGROUP RESOURCES, INC. Attention: Thomas Lamb Suite 600, 595 Howe Street Vancouver, B.C. Canada V6C2T1 Tel: 604-762-8682 Fax: 604-662-3904

By: /s/ Keith Piggott
Name: Keith Piggott
Title: CEO

By: /s/ Thomas Lamb
Name: Thomas Lamb
Title: President

DYNAMEXICO:	DYNARESOURCE DE MEXICO, S.A DE C.V 5215 North O’Connor Blvd, Suite 200 Irving, Texas 75239 Tel : 972-868-9066 Fax : 972-868-9067

By: /s/ K.D. Diepholz
Name: K.D. Diepholz
Title: President

By: /s/ Charles Smith
Name: Charles Smith
Title: Secretary

DYNAUSA:	DYNARESOURCE, INC. 5215 North O’Connor Blvd, Suite 200 Irving, Texas 75239

By: /s/ K.D. Diepholz
Name: K.D. Diepholz
Title: Chairman/CEO

By: /s/ Charles Smith
Name: Charles Smith
Title: CFO

SCHEDULES